                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                    GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.

------------------------------------------------------------------------------

                (Name of Registrant As Specified In Its Charter)

------------------------------------------------------------------------------

        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                           [Golden Books Letterhead]



                                                      April 1, 1997

Dear Golden Books Family Entertainment, Inc. Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders to be held at Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room F, New York, New York, on Tuesday, May 13, 1997, at 10:00 A.M., local time. Information about the Meeting, nominees for Directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

        1996 marked a turning point for our Company. In addition to the formal items of business to be brought before the Meeting, there will be a report immediately following the Meeting on the new direction and strategies that our Company is taking. This will be followed by a question and answer period.

        Your participation in our Company's affairs is important regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the Meeting, please sign, date and return the enclosed proxy promptly.

        We look forward to seeing you on Tuesday, May 13, 1997.

                                                      Sincerely,



                                                      /s/ Richard E. Snyder
                                                      Richard E. Snyder
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                    GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
                                850 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be Held May 13, 1997

                         ------------------------------

        The Annual Meeting of Stockholders of Golden Books Family
Entertainment, Inc., a Delaware corporation (the "Company"), will be held at Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room F, New York, New York, on Tuesday, May 13, 1997, at 10:00 A.M., local time, for the following purposes:

        1. To re-elect Shahara Ahmad-Llewellyn, Barry Diller, Eric Ellenbogen, Linda L. Janklow, Lorne Michaels, Marshall Rose, Richard E. Snyder and H. Brian Thompson as directors of the Company, to serve until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified.

        2. To consider and act upon a proposal to amend the Company's 1995 Stock Option Plan.

        3. To consider and act upon a proposal to amend the Company's Executive Officer Bonus Plan.

        4. To approve and ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 27, 1997.

        5. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

        Holders of record of the Company's Common Stock and Series B Convertible Preferred Stock at the close of business on March 14, 1997 shall be entitled to notice of, and to vote at, the Annual Meeting or any and all postponements or adjournments thereof. A complete list of such stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at the Annual Meeting and will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Golden Books Family Entertainment, Inc., 850 Third Avenue, New York, New York 10022.

                                            By Order of the Board of Directors

                                            /s/ Philip Galanes
                                            Philip Galanes
                                            Secretary

April 1, 1997

New York, New York

IMPORTANT:

        TO ASSURE PROPER REPRESENTATION AT THE ANNUAL MEETING ALL STOCKHOLDERS ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                    GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
                                850 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                            -----------------------

                                PROXY STATEMENT

                            -----------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 13, 1997

                            -----------------------


                              GENERAL INFORMATION


        This Proxy Statement is furnished in connection with the solicitation by Golden Books Family Entertainment, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room F, New York, New York, on Tuesday, May 13, 1997, at 10:00 A.M., local time, or any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are being mailed to stockholders on or about April 1, 1997.

        Holders of record of Common Stock (the "Common Stock") of the Company, $.01 par value, and Series B Convertible Preferred Stock (the "Preferred Stock") of the Company, no par value, at the close of business on March 14, 1997, will be entitled to notice of and to vote at the Annual Meeting or any and all postponements or adjournments thereof. On that date, 25,986,842 shares of Common Stock and 13,000 shares of Preferred Stock were issued and outstanding. Holders of Common Stock and Preferred Stock will vote together without regard to class upon the matters to come before the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock and 500 votes for each share of Preferred Stock held by such stockholder. All of the shares of Preferred Stock are owned by Golden Press Holding, L.L.C. ("GPH"), which, on March 14, 1997, also owned 585,000 shares of Common Stock and is entitled to vote the 3,996,771 shares of Common Stock owned beneficially by Richard A. Bernstein.

        The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock combined with Preferred Stock, on an as converted basis, entitled to vote at the Annual Meeting constitutes a quorum for the Annual Meeting. GPH has indicated to the Company that its shares will be present at the Annual Meeting and will be voted in favor of the matters described herein to be voted on at the Annual Meeting.

        If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote (i) to elect the eight (8) nominees for the Board of Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified, (ii) to amend the 1995 Stock Option Plan, as described herein, (iii) to amend the Company's Executive Officer Bonus Plan (the "Bonus Plan"), as described herein, (iv) to approve and ratify the appointment of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ending December 27, 1997 and (v) with respect to such other business as may properly come before the Annual Meeting or any and all postponements or adjournments thereof as such persons shall determine in their judgment. Management is not aware of any other matters to be presented for action at the Annual Meeting.

        Each proxy granted may be revoked by the stockholder giving such proxy at any time before it is exercised by filing with the Secretary of Golden Books Family Entertainment, Inc., at the address set forth above, a revoking instrument or a duly executed proxy bearing a later date. The powers of any proxy holder will be suspended if the person who executed the proxy held by such proxy holder attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

        If a stockholder has invested in the Common Stock through the Company's 401(k) plan, the proxy will serve also as voting instructions for the trustee for the 401(k) plan. The Trustee will vote unallocated shares of the Common Stock in the 401(k) plan and allocated shares for which it has not received timely direction in its discretion pursuant to its obligations as a fiduciary.

        Assuming the presence of a quorum, the eight (8) nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as directors. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock combined with Preferred Stock (each share of Preferred Stock being considered the equivalent of 500 shares of Common Stock for these purposes) present, in person or by proxy, at the Annual Meeting is required to amend the 1995 Stock Option Plan and to amend the Bonus Plan. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve and ratify the appointment of Ernst & Young as the Company's independent auditors for the fiscal year ending December 27, 1997.

        With regard to the election of directors, votes may be cast in favor or withheld. With regard to the adoption of the proposed amendment to the 1995 Stock Option Plan, the adoption of the proposed amendment to the Bonus Plan and the ratification of the appointment of Ernst & Young, votes may be cast for or against or abstentions may be specified. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum. Abstentions will have the same effect as a vote against the proposals to amend the 1995 Stock Option Plan and to amend the Bonus Plan and will have no effect on the proposal to appoint Ernst & Young. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

        The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock.

                           PRINCIPAL STOCKHOLDERS AND
                         SHARE OWNERSHIP BY MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock and the Preferred Stock as of March 14, 1997 (except as set forth in notes, 5, 6 and 7 below), based upon 25,986,842 shares of Common Stock and 13,000 shares of Preferred Stock outstanding on such date, by (a) each person or group known by the Company to be the beneficial owner of more than 5% of each such class of capital stock,
(b) each of the Company's directors, (c) the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executives") and (d) the directors and executive officers of the Company as a group.


                                                            BENEFICIAL OWNERSHIP(1)
                                        -----------------------------------------------------------------

  NAME AND ADDRESS                      NUMBERS OF SHARES OF   NUMBER OF SHARES OF     PERCENTAGE OF
  OF BENEFICIAL OWNER                      PREFERRED STOCK        COMMON STOCK        COMMON STOCK (2)
  -------------------                      ---------------        -------------       ----------------
  5% Holders
  Warburg, Pincus Ventures, L.P.
  Warburg, Pincus & Co.
  E.M. Warburg, Pincus & Company
    Golden Press Holding, L.L.C.
    466 Lexington Avenue
    New York, NY 10017.................       13,000(3)               11,081,771(4)        42.3%
  Richard A. Bernstein
    444 Madison Avenue
    New York, New York 10022...........          ---                  4,056,771 (5)        15.6%
  Mario J. Gabelli
    Gabelli Funds, Inc.
    655 Third Avenue
    New York, New York 10017...........          ---                  3,748,439 (6)        14.4%
  Hallmark Cards, Inc.
    H C Crown Corp.
    2501 McGee Street
    Kansas City, MO 64141..............          ---                  2,356,198 (7)         9.1%

  Directors and Named Executives
  Shahara Ahmad-Llewellyn (8)..........          ---                          7,100          *
  Barry Diller (9).....................          ---                           ---          ---
  James A. Eskridge (8)................          ---                          5,000          *
  Linda L. Janklow (8).................          ---                         11,000          *
  Lorne Michaels (10)..................          ---                        455,000         1.8%
  Marshall Rose (8)....................          ---                          5,000          *
  David A. Tanner (11).................          ---                           ---          ---
  H. Brian Thompson (8)................          ---                          5,000          *
  John L. Vogelstein (11)..............          ---                           ---          ---


                                      -9-

  Richard E. Snyder (12)...............          ---                        684,432         2.6%
  Robert T. Asahina....................          ---                           ---          ---
  Eric Ellenbogen (13).................          ---                         99,056          *
  Willa M. Perlman.....................          ---                           ---          ---
  Philip E. Rowley.....................          ---                           ---          ---
  Directors and executive officers of
  the Company as a group (17 persons)..          ---                      1,272,088         4.9%




---------------------

*       Less than one percent.

 (1) Except where otherwise indicated, the Company believes that all parties listed in the table, based on information provided by such persons, have sole voting and dispositive power over the securities beneficially owned by them, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Determined on an as-converted basis, assuming the conversion of the Preferred Stock into Common Stock.

 (3) Each share of Preferred Stock is convertible into 500 shares of Common Stock, or a total of 6,500,000 shares of Common Stock. GPH owns 100% of the issued and outstanding shares of Preferred Stock.

 (4) Includes 585,000 shares of Common Stock owned by GPH. GPH also may be deemed to beneficially own the 6,500,000 shares of Common Stock issuable upon conversion of the 13,000 shares of Preferred Stock owned by GPH. Each of the other reporting entities may be deemed to share the power to vote and dispose of the shares of Common Stock held by GPH and the shares of Common Stock issuable upon conversion of the Preferred Stock. In addition, each of the reporting entities may be deemed to beneficially own 3,996,771 shares of Common Stock beneficially owned by Richard A. Bernstein to which Mr. Bernstein and certain of his affiliates have granted irrevocable proxies to give GPH the right to vote such shares on any matter presented for the vote or consent of the Company's stockholders. Each of the reporting entities may be deemed to share the power to vote or direct the voting of such shares. To their knowledge, the power to dispose of the shares is as described in footnote (5) below. GPH also holds a warrant to purchase 3,250,000 shares of Common Stock that will not be exercisable until May 8, 1998 and, accordingly, is not included in the above table.

 (5) Beneficial ownership of these shares was reported in a Schedule 13G, as amended, that was filed on February 21, 1997. Includes 400,000 shares of Common Stock owned by a trust for the benefit of Mr. Bernstein, dated March 16, 1978 (the "1978 Trust"), 95,771 shares of Common Stock owned by The Richard A. Bernstein Trust of 1986 (the "1986 Trust") and 1,000,000 shares of Common Stock owned by the Amelia Bernstein 1996 Trust, Fleet National Bank of Connecticut, as Trustee (the "Amelia Bernstein Trust"). Mr. Bernstein has no voting or investment power over the shares in the 1986 Trust or the Amelia Bernstein Trust. Also includes 160,000 shares of Common Stock owned by The Richard A. and Amelia Bernstein Foundation, Inc. as to which Mr. Bernstein has shared voting and dispositive power, but Mr. Bernstein disclaims any other beneficial interest in such shares. Mr. Bernstein, the 1978 Trust, the 1986 Trust and the Amelia Bernstein Trust granted irrevocable proxies to GPH with respect to 3,996,771 shares of Common Stock, giving GPH the power to vote such shares, for as long as they are owned by Mr. Bernstein or his affiliates, in such manner as GPH deems proper (subject to certain limitations), for the term of such irrevocable proxies. Mr. Bernstein, the 1978 Trust, the 1986 Trust and the Amelia Bernstein Trust have retained sole dispositive power with respect to these shares, subject to certain limitations. According to Amendment No. 1 to the Schedule 13D filed on May 16, 1996 by GPH, Warburg, Pincus Ventures, L.P. ("Warburg, Pincus Ventures"), Warburg, Pincus & Co. ("WP") and E.M. Warburg, Pincus & Company, each such entity has shared voting power, and no dispositive power, as to such shares.

 (6) The Gabelli Funds, Inc. has reported to the Company in Amendment No. 52 to its Schedule 13D that GAMCO Investors, Inc. beneficially owned, as of January 27, 1997, 2,840,614 shares of Common Stock, of which 2,679,114 were subject to sole voting power and 2,840,614 were subject to sole dispositive power, and The Gabelli Funds, Inc. beneficially owned, as of such date, 860,000 shares of Common Stock, with respect to which it had sole voting and sole dispositive power. Additionally, Gabelli International Limited beneficially owned, as of such date, 40,000 shares of Common Stock, with respect to which it had sole voting and dispositive power; Gabelli & Company, Inc., as of such date, beneficially owned 1,825 shares of Common Stock, with respect to which it had sole voting and dispositive power; Gabelli Asset Management Company International Advisory Services Ltd. beneficially owned, as of such date, 1,000 shares of Common Stock, with respect to which it had sole voting and dispositive power; and Gabelli Performance Partnership L.P. beneficially owned, as of such date, 5,000 shares of Common Stock, with respect to which it had sole voting and dispositive power. Furthermore, Mr. Gabelli is deemed to have beneficial ownership of the securities beneficially owned by each of the persons listed in this footnote and Gabelli Funds, Inc. is deemed to have beneficial ownership of the securities owned beneficially by each of the persons listed in this footnote other than Mr. Gabelli. Mr. Gabelli is the majority stockholder of, and controls and acts as chief investment officer for, each of the foregoing persons.

 (7) Beneficial ownership of these shares was reported in a Schedule 13D that was filed on September 10, 1996. H C Crown Corp. ("H C Crown") is a wholly owned subsidiary of Hallmark Cards, Incorporated ("Hallmark") and Hallmark may be deemed to beneficially own all of the shares owned by H C Crown.

 (8) Includes non-qualified stock options to purchase 5,000 shares of Common Stock granted pursuant to the 1995 Stock Option Plan of the Company. Such options are presently exercisable.

 (9) Mr. Diller controls Arrow Holdings, LLC, a member of GPH. Mr. Diller disclaims beneficial ownership of the securities owned by GPH.

(10) Includes non-qualified stock options to purchase 5,000 shares of Common Stock granted pursuant to the 1995 Stock Option Plan of the Company. Such options are presently exercisable. Also includes up to a maximum of 450,000 shares of Common Stock held in escrow to which an entity wholly-owned by Mr. Michaels is entitled, and which Mr. Michaels may be deemed to beneficially own, pursuant to the acquisition (the "Broadway Video Acquisition") by the Company of substantially all of the assets of Broadway Video Entertainment, L.P., a private partnership in which such entity was a partner.

(11) Such person is a general partner of WP, the general partner of Warburg, Pincus Ventures, a member of GPH. Beneficial ownership of the securities owned by GPH is disclaimed by such person.

(12) Consists of 599,465 shares of Common Stock issued to Mr. Snyder on January 31, 1996 pursuant to his employment agreement with the Company and 84,967 shares of Common Stock issued to Mr. Snyder pursuant to certain anti-dilution provisions contained therein. Mr. Snyder controls the Snyder 1996 Family Limited Partnership, a member of GPH. Mr. Snyder disclaims beneficial ownership of the securities owned by GPH. Mr. Snyder also owns non-qualified stock options to purchase 1,271,089 shares of Common Stock granted pursuant to Mr. Snyder's employment agreement with the Company, including pursuant to certain anti-dilution provisions contained therein. None of such options are exercisable within 60 days after March 14, 1997.

(13) Includes up to a maximum of 99,056 shares of Common Stock held in escrow to which Mr. Ellenbogen is entitled pursuant to the Broadway Video Acquisition.

CERTAIN TRANSACTIONS

INVESTMENT BY GPH

        On May 8, 1996, the Company completed the sale (the "GPH Transaction") of a significant equity interest in the Company to GPH, an investment vehicle formed by Warburg, Pincus Ventures, L.P. ("Warburg, Pincus Ventures"), the Snyder 1996 Family Limited Partnership, a limited partnership controlled by Richard E. Snyder, Arrow Holdings, LLC, a limited liability company controlled by Barry Diller, and Marshall Rose. The Company issued to GPH, for an aggregate purchase price of $65 million, 13,000 shares of Preferred Stock with an initial conversion price of $10.00 per share and a warrant to purchase 3,250,000 shares of Common Stock at an exercise price of $10.00 per share. The source of the consideration for the acquisition was internal cash of the members of GPH.

        On May 8, 1996, pursuant to the terms of the GPH Transaction, Mr. Snyder became the Chairman of the Board and Chief Executive Officer of the Company. In addition, GPH, which, as the holder of the Preferred Stock, is entitled to elect one-third of the members of the Board of Directors of the Company, named James A. Eskridge, David A. Tanner and John L. Vogelstein to serve on the Board of Directors. Shahara Ahmad-Llewellyn, Barry Diller, Linda
L. Janklow, Marshall Rose and H. Brian Thompson also were appointed as directors of the Company in connection with the consummation of the GPH Transaction.

        In connection with the GPH Transaction, prior to the consummation of the GPH Transaction, Richard A. Bernstein, the former Chairman of the Board of Directors of the Company and the Chief Executive Officer thereof, as well as a principal stockholder of the Company, resigned from all of his positions with the Company and granted to GPH an irrevocable proxy with respect to the shares of Common Stock directly and indirectly owned by Mr. Bernstein. Approximately $10.7 million of the net proceeds from the GPH Transaction were used to retire the Series A Preferred Stock, no par value per share, of the Company (the "Series A Preferred Stock") and to pay accrued dividends thereon. Approximately 46% of the shares of Series A Preferred Stock were beneficially owned by Mr. Bernstein. In connection with the GPH Transaction, the Company granted to Mr. Bernstein certain registration rights in respect of the shares of Common Stock held by Mr. Bernstein and his affiliates. In addition, pursuant to the GPH Transaction, on May 8, 1996, the Company paid to a corporation owned by Mr. Bernstein $1.4 million in consideration for such corporation agreeing to provide certain management services (including finance and accounting, cash management, real estate matters, labor negotiations, corporate administration and air transportation) to the Company during the 180-day period following the consummation of the GPH Transaction.

BROADWAY VIDEO ACQUISITION

        On August 20, 1996, the Company and certain of its subsidiaries acquired, among other things, substantially all of the television and film library properties of Broadway Video Entertainment, L.P. ("BVELP"), and assumed payables and all liabilities incurred in connection with the exploitation of such assets after the closing, for an aggregate purchase price of approximately $91.9 million ($81 million in cash and 901,408 shares of Common Stock).

        Lorne Michaels indirectly controls BVELP. Prior to the consummation of such acquisition (the "Broadway Video Acquisition"), Eric Ellenbogen was the President of BVELP. After completion of the Broadway Video Acquisition, Mr. Michaels and Mr. Ellenbogen were appointed to serve on the Board of Directors and Mr. Ellenbogen became President of the Golden Books Entertainment Group division of Golden Books Publishing Company, Inc. ("Golden Books Publishing").

HALLMARK INVESTMENT

        On September 6, 1996, the Company completed the sale (the "Hallmark Transaction") to H C Crown Corp., a wholly owned subsidiary of Hallmark Cards, Incorporated ("Hallmark") of 2,356,198 shares of Common Stock for approximately $25 million. Hallmark and the Company had announced the possibility of a second investment of $25 million in the Company by Hallmark. While the parties have delayed a decision with respect to such second investment until July 1, 1997, they continue to discuss a strategic relationship between the two companies, premised on the good faith efforts of Hallmark and the Company to develop constructive working relationships across appropriate lines of business.

GEORGETOWN TRANSACTION

        Pursuant to a letter agreement (the "Georgetown Agreement") dated as of August 1, 1996, The Georgetown Company ("Georgetown"), a corporation of which Marshall Rose is the Managing Partner, has acted, since August 1, 1996, as a real estate advisor to the Company. Pursuant to the Georgetown Agreement, the Company is obligated to make the following payments to Georgetown: (i) $25,000 per month for the period beginning August 1, 1996 and ending July 1, 1999, subject to offset under certain circumstances as a result of incentive fees earned by Georgetown, as described in clause (ii) below; and (ii) subject to certain exceptions, an incentive fee, payable in cash or Common Stock (valued at the then-current market price thereof and to be issued not earlier than July 31, 1999), for each completed real estate transaction during the period beginning August 1, 1996 and ending July 3, 2000, in an amount equal to one-half of each commission that would be paid to an outside broker representing the Company. To date, the Company has paid to Georgetown $980,149 in incentive fees for services rendered in respect of four different properties.

TRIBECA TRANSACTION

        Pursuant to a letter agreement (the "Tribeca Agreement") dated as of July 1, 1996, the Company paid to Tribeca Technologies LLC ("Tribeca"), a limited liability company in which Philip E. Rowley is a member, as compensation for the loss by Tribeca of the exclusive services of Mr. Rowley following his employment by the Company, the sum of $200,000 on July 1, 1996. On each of July 1, 1997 and 1998, provided that Mr. Rowley is in the employ of the Company at such time, the Company will be required to pay to Tribeca an additional $200,000. Tribeca is obligated to pay to the Company one-third of the aggregate amount of any distributions otherwise to be made by Tribeca to Mr. Rowley and the President of Tribeca on or before June 30, 1999 (or such earlier time as Mr. Rowley's employment with the Company ceases), provided, that the maximum amount payable to the Company under the Tribeca Agreement is the lesser of $600,000 and the amount paid by the Company to Tribeca under the Tribeca Agreement, as described in the previous sentence. In addition, the Company has retained Tribeca on an arms'- length basis in connection with certain computer consulting projects and as a purchasing agent for certain of the Company's computer hardware and software. To date, the Company has paid Tribeca approximately $450,000 in connection with such services and equipment.

POWERHOUSE TRANSACTION

        On May 8, 1996, the Company and Powerhouse Entertainment Company, Inc. ("Powerhouse"), a corporation affiliated with Richard A. Bernstein, entered into a software development agreement (the "Development and Licensing Agreement") relating to the development by Powerhouse of six interactive PC CD-ROM storybooks under the "Little Golden Books Interactive" name and logo (the "Powerhouse Products") and certain other computer software products.

        Under the terms of the Development and Licensing Agreement, Powerhouse received a fee in the amount of $1,000,000 for the development of the Powerhouse Products. Separately, Powerhouse is paid a royalty based upon the net proceeds of sales of the Powerhouse Products and such royalty obligation continues for the term of the copyright. To date, the Company has paid to Powerhouse approximately $75,000 in royalties.

        On May 8, 1996, the Company and Powerhouse entered into an agreement (the "Support Agreement") pursuant to which Powerhouse, on behalf of the Company and at the Company's sole cost and expense, performed all services relating to the manufacturing, marketing, distribution, sale and licensing of the Powerhouse Products. The Support Agreement expired on December 31, 1996, and the Company is currently determining any further amounts due Powerhouse, if any, for marketing, advertising, returns and other related costs. To date, the Company has paid to Powerhouse approximately $500,000 in connection with the services performed by Powerhouse thereunder.


                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

        The Board has nominated for election as the directors entitled to be elected by the holders of Common Stock and Preferred Stock the eight current directors listed below. As previously noted, proxies will be voted, unless authority is withheld, FOR the election as directors of the nominees listed below to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. The Board of Directors has no reason to believe that any of the listed nominees will not serve if elected, but if any of them should become unavailable to serve as a director or be withdrawn from nomination, and if the Board of Directors shall designate a substitute nominee, the persons named as proxy holders will vote for the substitute nominee.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                       EACH OF THE NOMINEES LISTED BELOW.


NOMINEES FOR ELECTION

Shahara Ahmad-Llewellyn
Director since:  May 8, 1996
Age: 53

        Ms. Ahmad-Llewellyn is Vice Chairman of Philadelphia Coca-Cola Bottling Company Inc. From its founding in 1971 until 1991, she served as President of H.A.V.A. Inc., a home health care company. Ms. Ahmad-Llewellyn is President of the Board of Directors of the Northside Center for Child Development and a member of the Board of Directors of The New 42nd Street Corporation, The Dance Theater of Harlem, Jazz at Lincoln Center, the American Red Cross of Greater New York and The Madeira School in McLean, Virginia. Ms. Ahmad-Llewellyn previously served as Chairperson of the Small Business Administration District Advisory Council for Region II, as Vice President of the Home Care Council of New York City Inc. and as a Presidential appointee to the White House Conference on Small Business.

Barry Diller
Director since:  May 8, 1996
Age: 55

        Mr. Diller has been a director and the Chairman of the Board and Chief Executive Officer of Silver King Communications, Inc. since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC Network, Inc. (now QVC, Inc.) from January 1993 until February 1995. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Office of Fox, Inc. Prior to joining Fox, Inc. Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Gulf & Western's (now Paramount Communications') Paramount Pictures Corporation. Mr. Diller is a director and Chairman of the Board of Home Shopping Network, Inc., and he also serves on the Board of the Museum of Television and Radio and is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television. Mr. Diller also serves on the Board of Directors for AIDS Project Los Angeles and the Executive Board for the Medical Sciences for the University of California-Los Angeles.

Eric Ellenbogen
Director since:  September 17, 1996
Age:  40

        Mr. Ellenbogen has served as the President of the Golden Books Entertainment Group division of Golden Books Publishing, the principal operating subsidiary of the Company, and as Executive Vice President of the Company since August 20, 1996. Mr. Ellenbogen was President of BVELP and Broadway Video Enterprises, Inc. from 1987 to August 1996. Prior to such time, Mr. Ellenbogen was an executive with ICPR, a public relations and marketing company.

Linda L. Janklow
Director since:  May 8, 1996
Age:  58

        Ms. Janklow is the Chairman, Lincoln Center Theater, having served in this capacity since 1991. Prior thereto, she served as Vice-Chairman, Lincoln Center Theater since 1979. She is a Director of Lincoln Center for the Performing Arts, Inc. and a member of its Executive Committee. She has also been Chairman of Arts Connection, the largest arts-in-education organization in New York City, since its founding in 1978. She is Chairman of the Collection Committee and a founding Trustee of the American Museum of the Moving Image. She also is a member of the Board of Directors of The New 42nd Street Corporation.

Lorne Michaels
Director since:  September 17, 1996
Age:  52

        Mr. Michaels is the Chairman and founder of Broadway Video, Inc., an entertainment company based in New York City. Mr. Michaels has worked for the National Broadcasting Company since 1975, producing such comedy shows as Saturday Night Live and Late Night With Conan O'Brien. Since 1991, Mr. Michaels has produced motion pictures for Paramount Pictures.

Marshall Rose
Director since:  May 8, 1996
Age:  60

        Mr. Rose is the Managing Partner of The Georgetown Group, a privately held real estate development and financial services group. Mr. Rose serves as a Director of One Liberty Properties and Estee Lauder Companies, Inc. and as a Trustee of BRT Realty Trust. In addition, Mr. Rose serves as Chairman of the Executive Committee and Chairman of the Board Emeritus of The New York Public Library; as Trustee of the New York University Medical Center; as Director of Lincoln Center for the Performing Arts; as a Member of the Executive Committee of the Board of Visitors of the Graduate School and University Center of The City University of New York; as Director and Executive Committee member of the Bryant Park Restoration Committee; and as a Trustee of the Robert Steel Foundation for Pediatric Cancer Research.

Richard E. Snyder
Director since:  May 8, 1996
Age:  63

        Mr. Snyder has been Chairman of the Board of Directors and Chief Executive Officer of the Company since May 8, 1996. Mr. Snyder was President of the Company from January 31, 1996 to May 8, 1996. Prior to that time, Mr. Snyder had, since 1994, been an independent business consultant and investor. He was the Chairman and Chief Executive Officer of Simon & Schuster from 1975 to 1994. Mr. Snyder is a director of Reliance Group Holdings, Inc. and HSN, Inc.

H. Brian Thompson
Director since:  1996
Age:  58

        Mr. Thompson has been Chairman of the Board of Directors and Chief Executive Officer of LCI International and its subsidiaries since July 1991. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, with responsibility for its operating divisions, including MCI International. Prior to that time, Mr. Thompson was a management consultant with McKinsey & Company for nine years in its Washington, DC office. Mr. Thompson serves as a member of the board of directors of Microdyne Corporation and Comcast UK Cable Partners Limited and is a member of the Listed Company Advisory Committee to the New York Stock Exchange Board of Directors.

PREFERRED STOCK DIRECTORS

        GPH, as the holder of the Preferred Stock, in addition to voting as a class with the holders of the Common Stock, is entitled to elect up to one-third of the members of the Board of Directors. It is expected that, on the day of the Annual Meeting, GPH will re-elect Messrs. Tanner and Vogelstein as directors to serve until their respective successors are elected and qualified. Mr. Eskridge will not be standing for re-election at such time. Following the conclusion of Mr. Eskridge's term as a director of the Company, GPH will have the right to designate two additional directors; however, GPH has advised the Company that it does not presently intend to exercise such right, although it reserves the right to do so in the future.

        Biographical information concerning Messrs. Tanner and Vogelstein is provided below.

David A. Tanner
Director since:  May 8, 1996
Age:  38

        Mr. Tanner has served as a Member and Managing Director of E.M. Warburg, Pincus & Company ("EMW"), and as a general partner of Warburg, Pincus & Co., since January 1993. Mr. Tanner served as a Vice President of EMW from January 1991 to January 1993 and was an associate at EMW from March 1986 to December 1990. Prior to joining EMW, Mr. Tanner was engaged in the private practice of law with the law firm of Simpson Thacher & Bartlett. Mr. Tanner is a director of the New York Venture Capital Forum and several privately held companies.

John L. Vogelstein
Director since:  May 8, 1996
Age:  62

        Mr. Vogelstein has served since 1982 as Vice Chairman of the Board of Directors, and since 1994 as President, of EMW. Prior thereto, he was an officer and a director of EMW and certain of its affiliates. Mr. Vogelstein currently is a director of Aegis Group plc., ADVO Inc., LCI International, Mattel, Value Health, Inc., Vanstar Corporation and several privately held companies.

COMMITTEES OF THE BOARD; BOARD MEETINGS

        The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not presently have a Nominating Committee or other committee performing a similar function.

        The Audit Committee currently is composed of Ms. Ahmad-Llewellyn, Mr. Eskridge (Chairperson), Ms. Janklow and Mr. Tanner. The Audit Committee met once during fiscal 1996. Duties of the Audit Committee include meeting with the independent accountants and certain personnel of the Company to discuss the planned scope of their examinations, the adequacy of internal controls and financial reporting, reviewing the results of the annual examination of the financial statements and periodic internal audit examinations, reviewing the services and fees of the Company's independent accountants, authorizing special investigations and studies and performing any other duties or functions deemed appropriate by the Board of Directors.

        The Compensation Committee currently is composed of Messrs. Diller, Michaels, Thompson (Chairperson) and Vogelstein. The Compensation Committee met twice during fiscal 1996. The Compensation Committee has overall responsibility for compensation actions affecting the Company's executive officers. The Compensation Committee's responsibilities include approving base salaries, setting incentive targets and administering, and granting awards to executive officers under, all executive compensation plans.

        Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he or she has been a director and the total number of meetings held by all committees of the Board of Directors on which he or she served during such period. During fiscal 1996, the Board of Directors met four times.


EXECUTIVE OFFICERS

        Set forth below is the name and business experience of each of the executive officers of the Company as of March 14, 1997, to the extent not provided above.

Robert T. Asahina
Age:  46

        Mr. Asahina has served as President and Publisher of the Adult Publishing Group of Golden Books Publishing since May 1996. From 1983 to May 1996, Mr. Asahina was employed by Simon & Schuster, most recently as Vice President and Senior Editor. From 1982 to 1983, Mr. Asahina was Arts Editor of Harper's Magazine. From 1979 to 1982, Mr. Asahina was an Editor of the New York Times Book Review and, from 1978 to 1979, Mr. Asahina was an Administrative Editor of GEO.

Susan Beckett
Age:  48

        Ms. Beckett has served as Executive Vice President of the Golden Books Entertainment Group division of Golden Books Publishing since November 1996. From 1978 to November

1996, Ms. Beckett was employed by the National Broadcasting Company, most recently as Senior Vice President, NBC Enterprises.

Colin Finkelstein
Age:  37

        Mr. Finkelstein has served as Senior Vice President, Finance and Planning of the Company and Executive Vice President, General Manager of the Children's Publishing Group of Golden Books Publishing since October 1996. From November 1988 to September 1996, Mr. Finkelstein was employed by EMI Music, Inc., most recently as Vice President, Controller.

Philip Galanes
Age:  33

        Mr. Galanes has served as General Counsel and Vice President, Legal Affairs of the Company since December 1996. From January 1995 to November 1996, Mr. Galanes was an associate at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. From October 1991 to November 1994, Mr. Galanes was an associate at the law firm of Debevoise & Plimpton.

Jay M. Grossman
Age:  42

        Mr. Grossman has served as Senior Vice President, Business Process Development of the Company since November 1996. From 1976 to October 1996, Mr. Grossman was employed by Simon & Schuster, most recently as Senior Vice President, Business Process Improvement.

Howard R. Marcus
Age:  40

        Mr. Marcus has served as Senior Vice President, Human Resources of the Company since October 1996. From August 1995 to October 1996, Mr. Marcus was National Director of Human Resources, U.S., at KPMG Peat Marwick LLP. From April 1992 to April 1995, Mr. Marcus was employed by Dunn & Bradstreet Corp., most recently as Senior Vice President, Management and Organizational Development.

Willa M. Perlman
Age:  37

        Ms. Perlman has served as President and Publisher of the Children's Publishing Group of Golden Books Publishing since May 28, 1996. From May 1993 to May 1996, Ms. Perlman was President and Publisher of the Children's Publishing Division of Simon & Schuster. From December 1990 to May 1993, Ms. Perlman was a Vice President and Editorial Director of Harper Collins, Children's Division. From August 1982 to December 1990, Ms. Perlman was employed by Harcourt Brace, most recently as Director of their Children's Division.

Philip E. Rowley
Age:  44

        Mr. Rowley has served as Executive Vice President and Chief Financial Officer of the Company and as Chief Operating Officer of Golden Books Publishing since July 1, 1996. From May 1995 to June 1996, Mr. Rowley was a Managing Director of Tribeca, which he co-founded. From July 1988 to March 1994, Mr. Rowley was the Executive Vice President and Chief Financial Officer of EMI Music. From February 1987 to June 1988, Mr. Rowley was Group Financial Controller of Kingfisher plc.

EXECUTIVE COMPENSATION

        The following table sets forth information for the past three years for the Named Executives and the former Chairman and Chief Executive Officer of the Company.

                                                             Long Term Compensation
                                                        ---------------------------------
                              Annual Compensation (1)                Awards
                             -------------------------- ---------------------------------
    Name and                                                                Securities     All Other
    Principal                                              Restricted       Underlying    Compensation
    Position       Year(2)    Salary($)      Bonus($)     Stock Awards ($)  Options (#)        ($)
   ---------       -------    ---------      --------    -----------------  ----------    ------------
Richard E. Snyder    FY96     465,891       491,667        276,142.75        1,271,089            431(4)
Chairman and
Chief Executive      FY95       7,896         8,333        824,264.37            ---            ---
Officer (3)
                     FY94        ---           ---              ---              ---            ---

Robert T.            FY96     153,846        75,000             ---            100,000          ---
Asahina
President of the     FY95        ---           ---              ---              ---            ---
Golden Books
Adult Publishing     FY94        ---           ---              ---              ---            ---
Group

Eric Ellenbogen      FY96     256,731       105,000             ---            500,000          ---
President of the
Golden Books         FY95        ---           ---              ---              ---            ---
Entertainment
Group, Executive     FY94        ---           ---              ---              ---            ---
Vice President
and Director

Willa M. Perlman     FY96     173,654       287,700             ---            100,000          ---
President of the
Children's           FY95        ---           ---              ---              ---            ---
Publishing Group
of Golden Books      FY94        ---           ---              ---              ---            ---
Publishing

Philip E. Rowley     FY96     240,385       125,000             ---            300,000          ---
Chief Financial
Officer and          FY95        ---           ---              ---              ---            ---
Executive Vice
President            FY94        ---           ---              ---              ---            ---

Richard A.           FY96     141,231       148,500             ---              ---            ---
Bernstein (5)
                     FY95     540,000          ---              ---              ---           12,533(6)

                     FY94     540,000          ---              ---             30,000         12,706(7)

(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits, securities or property provided to each Named Executive was less than the lesser of $50,000 and 10% of the total of such person's annual salary and bonus, as reported in the table. Accordingly, none of such items are included in the table.

(2) The three years reported upon in the foregoing table are the fiscal years ended January 28, 1995 ("FY94"), February 3, 1996 ("FY95") and December 28, 1996 ("FY96").

(3) Mr. Snyder was elected to the Board of Directors and was appointed Chairman of the Board and Chief Executive Officer on May 8, 1996. From January 31, 1996 until May 8, 1996, Mr. Snyder served as President of the Company.

(4) Consists of amounts the Company paid in excess life insurance premiums for Mr. Snyder.

(5) Mr. Bernstein resigned as Chairman and Chief Executive Officer of the Company on May 8, 1996. Excludes $1.4 million paid to a corporation owned by Mr. Bernstein for certain services. See "Certain
        Transactions."

(6) Includes amounts contributed by the Company as matching contributions equal to 60% of the first 6% of earnings (to a maximum Company contribution of $5,544) and a 3% annual Company contribution based on annual compensation (up to the Internal Revenue Service limitation of $150,000 of compensation) to the Golden Comprehensive Security Program (the "Program"). In calendar year 1995, the contribution to the Program with respect to Mr. Bernstein was $10,044. In addition, in calendar year 1995, the Executive Medical Reimbursement Plan paid premiums for Mr. Bernstein in the amount of $1,800. During the same period, the Company paid excess life insurance premiums for Mr. Bernstein in the amount of $689.

(7) In calendar year 1994, the contribution to the Program with respect to Mr. Bernstein was $10,044. In addition, in calendar year 1994, the Executive Medical Reimbursement Plan paid premiums for Mr. Bernstein in the amount of $1,800. During the same period, the Company paid excess life insurance premiums for Mr. Bernstein in the amount of $862.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                          [Potential Realizable Value
                                                                                           at Assumed Annual Rates of
                                                                                           Stock Price Appreciation for
                         Individual Grants                                                      Option Term(1)]
----------------------------------------------------------------------------------    ------------------------------------
                                    % of Total              Market
                      Number of      Options                 Price
                      Securities    Granted to   Exercise   on Date
                      Underlying    Employees     or Base     of
                       Options      In Fiscal      Price     Grant      Expiration
  Name                 Granted (#)   Year (%)      ($/Sh)    ($/Sh)       Date         0%($)       5% ($)      10% ($)
  ----                 -----------   --------      ------    ------       ----         -----       ------      -------
Richard E.Snynder       1,271,089      44.98        12.81    12.81     May 8, 2006      ---     10,240,071   25,950,351

Robert T. Asahina         100,000       3.54        12.81    12.81     May 8, 2003      ---        521,496    1,215,307

Eric Ellenbogen           500,000      17.69        10.875   11.25     July 30, 2003   187,500   2,213,609    5,158,649

Willa M. Perlman           75,000       2.65        14.25    14.25     May 28, 2003      ---       435,089    1,013,941
                           25,000        .88        12.125   12.125    July 1, 2003      ---       123,402      287,580

Philip E. Rowley          300,000      10.62        12.125   12.125    July 1, 2003      ---     1,480,828    3,450,958

Richard A. Bernstein        ---         ---          ---      ---          ---           ---        ---          ---



(1) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates and are not intended to forecast future price appreciation of the Common Stock. The gains reflect a future value based upon growth at these prescribed rates. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES



                                                             Number of           Value of
                                                             Securities          Unexercised
                                                             Underlying          In-the-Money
                                                             Unexercised         Options at
                                                             Options at          December 28,
                            Shares                            FY-End (#)         1996 ($) (1)
                            Acquired on      Value           Exercisable/        Exercisable/
 Name                       Exercise (#)     Realized ($)    Unexercisable/      Unexercisable
 -------------------------- ---------------- --------------- ------------------- ---------------
 Richard E. Snyder               ---              ---            0/1,271,089          ---
 Robert T. Asahina               ---              ---            0/100,000            ---
 Eric Ellenbogen                 ---              ---            0/500,000          0/62,500
 Willa M. Perlman                ---              ---            0/100,000            ---
 Philip E. Rowley                ---              ---            0/300,000            ---
 Richard A. Bernstein          32,500          114,687.50        0/0                  ---



---------------------
(1) Market value of underlying securities at December 28, 1996 was $11.00.


EXECUTIVE INCENTIVE PLANS

1995 STOCK OPTION PLAN

        See Proposal 2 below concerning the amendment of the 1995 Stock Option Plan for a description of the 1995 Stock Option Plan.

EXECUTIVE OFFICER BONUS PLAN

        See Proposal 3 below concerning the amendment of the Bonus Plan for a description of the Bonus Plan.

EMPLOYMENT AGREEMENTS

Richard E. Snyder

        On May 8, 1996, the Company entered into an employment agreement with Richard E. Snyder (the "Snyder Employment Agreement"), which has a five-year term and pursuant to which Mr. Snyder serves as Chief Executive Officer of the Company and Chairman of the Company's Board of Directors. Under the Snyder Employment Agreement, in the event of a Change in Control (as defined therein), if at such time there remains less than three years in Mr. Snyder's employment term, Mr. Snyder's employment term will be extended until the third anniversary of such Change of Control upon the consent of the Company or its successor (in the absence of such consent, Mr. Snyder's employment term shall automatically end and Mr. Snyder will receive payments and benefits as if he had been terminated without cause). Under the Snyder Employment Agreement, Mr. Snyder is entitled to receive an annual base salary of $500,000, which amount will be subject to review and increase at least every twelve months. In addition, Mr. Snyder is eligible to receive an additional bonus under the Bonus Plan of up to

200% of his annual base salary, subject to the attainment of certain performance goals (such bonus will be pro rated for years in which Mr. Snyder is employed for less than twelve months). Mr. Snyder also is entitled to receive a one-time special bonus equal to the product obtained by multiplying 1,271,089 by the amount by which $12.81 or the market value of the Common Stock on the date immediately preceding the payment of such special bonus, whichever is less, exceeds $8.00. This was the approximate per share market price of the Common Stock prior to the announcement that Mr. Snyder and Warburg, Pincus Ventures would invest in the Company as described above. This special bonus will be paid on the earlier of (i) the fifth anniversary of the effective date of the Snyder Employment Agreement (if Mr. Snyder is employed by the Company on such date) or (ii) the effective date of the termination of his employment other than by the Company for cause or by Mr. Snyder without good reason or upon his death or disability. This special bonus will cease to be payable upon the termination of his employment by the Company for cause or by Mr. Snyder without good reason. In addition, the Snyder Employment Agreement provides that upon the earliest of (i) Mr. Snyder's termination of employment for any reason,
(ii) the tenth anniversary of his employment with the Company and (iii) a disposition of any of the 684,432 shares of incentive stock acquired by Mr. Snyder prior to the date hereof, he will be entitled to one or more special bonuses equal to $5,475,456 in the aggregate; provided, that, upon the disposition of less than all of such incentive stock, the amount of the bonus will be equal to $5,475,456 multiplied by a fraction, the numerator of which is the number of shares of incentive stock disposed of, and the denominator of which is 684,432. Pursuant to the Snyder Employment Agreement, Mr. Snyder also is entitled to a supplemental retirement benefit of $250,000 per annum (subject to increase under certain circumstances set forth in the Snyder Employment Agreement, which increase will be offset by any other defined benefit pension amounts payable to Mr. Snyder by any previous employer or by the Company), to be paid in the form of a single life annuity with payments commencing on the first day of the month immediately following the later of (i) May 8, 2001 or
(ii) Mr. Snyder's cessation of employment with the Company other than by reason of death.

        In the event the Company terminates Mr. Snyder's employment for any reason other than cause or disability or Mr. Snyder terminates his employment for good reason, the Company will be required to pay to him, in addition to accrued obligations, (i) in a lump sum an amount equal to (a) his annual base salary and (b) the greater of his target bonus and his actual bonus for the preceding fiscal year, in each case multiplied by the greater of (I) three and
(II) the number of years (including fractions thereof) remaining under the Snyder Employment Agreement, and (ii) a payment in respect of certain excess or supplemental retirement plans in which Mr. Snyder participates, calculated in accordance with the Snyder Employment Agreement. Mr. Snyder also will be entitled to a bonus for the fiscal year in which termination occurs equal to the pro rata portion of the greater of his target bonus and his actual bonus for the preceding fiscal year. In addition, any options held by Mr. Snyder will become immediately exercisable. The Snyder Employment Agreement requires the Company to provide for a tax gross-up for any excess parachute payments, within the meaning of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), made to Mr. Snyder.

        Pursuant to the Snyder Employment Agreement, Mr. Snyder was granted on May 8, 1996, under the 1995 Stock Option Plan, a non-qualified stock option to acquire 1,113,293 shares of Common Stock (the "Snyder Option") at a per share purchase price equal to $12.81. Such option has a term of ten years from the date of grant and will become exercisable three years and four months following the date of grant, subject to acceleration under certain circumstances described in the Snyder Employment Agreement. In addition, under the interim employment agreement (the "Interim Employment Agreement"), dated January 31, 1996, between Mr. Snyder and the Company, the Company issued to Mr. Snyder, on such date, 599,465 shares of Common Stock (the "Snyder Incentive Stock") at a per share purchase price of $8.00. Mr. Snyder paid for such shares by executing and delivering to the Company a ten-year nonrecourse note due on January 31, 2006, in the amount of the purchase price (subject to prepayment in part out of net proceeds of the sale of any such shares prior to maturity of such note) and secured by a pledge of such shares. Pursuant to the Snyder Employment Agreement, in the event that the Company issued additional equity up to an aggregate of $50 million (other than as a result of exercises of options or convertible securities) in connection with an agreement entered into within twelve months after May 8, 1996, the Company was required to adjust the number of shares issuable upon exercise of the Snyder Option and issue additional shares of Snyder Incentive Stock such that the percentage of the outstanding Common Stock (on a fully diluted basis) represented by the Snyder Option and the percentage of the outstanding Common Stock (on a fully diluted basis) represented by the Snyder Incentive Stock would be the same percentage as immediately before such issuance of additional equity. Upon consummation of the offering of the 8 3/4% Convertible Trust Originated Preferred Securities SM, the Broadway Video Acquisition and the Hallmark Transaction, pursuant to the anti-dilution provisions of the Snyder Employment Agreement, Mr. Snyder received (i) options to purchase an additional 157,796 shares of Common Stock on the same terms as the Snyder Option and (ii) an additional 84,967 shares of Common Stock on the same terms as the Snyder Incentive Stock.

Robert T. Asahina

        On May 8, 1996, the Company entered into a three-year employment agreement with Robert T. Asahina pursuant to which Mr. Asahina serves as President of the Company's Adult Publishing Group. Under his employment agreement, Mr. Asahina is entitled to receive an annual base salary of $200,000 for the first year of the term, subject to increase thereafter. In addition, Mr. Asahina is eligible to receive an annual bonus pursuant to the Bonus Plan of up to 200% of his annual base salary, subject to the attainment of certain performance goals. In the event the Company terminates Mr. Asahina's employment for any reason other than cause or Mr. Asahina terminates his employment for good reason, the Company will be required to pay to him, in addition to accrued obligations, his then-current annual base salary for 18 months (to be offset by any other compensation earned over such period) and 150% of his Target Bonus (as defined in Mr. Asahina's employment agreement). In addition, Mr. Asahina will be entitled to exercise any options that he holds that are exercisable at the date of such termination for a period of 90 days from such termination. Pursuant to his employment agreement with the Company, on May 8, 1996, Mr. Asahina was granted an option to acquire 100,000 shares of Common Stock at a per share purchase price equal to $12.81. The option has a term of seven years from the date of grant and will become exercisable in three equal parts on the three consecutive anniversaries of the date of grant, subject to acceleration under certain circumstances described in his employment agreement.

Eric Ellenbogan

        On July 30, 1996, the Company entered into a five-year employment agreement with Eric Ellenbogen, effective August 20, 1996, pursuant to which Mr. Ellenbogen serves as President of the Company's Golden Books Entertainment Group division, Executive Vice President of the Company and a member of the Board of Directors. Under his employment agreement, Mr. Ellenbogen is entitled to receive an annual base salary of $750,000 for the first year of the term, $800,000 for the second year or the term, $900,000 for each of the third and fourth years of the term and $1 million for the fifth year of the term. In addition, Mr. Ellenbogen is entitled to receive an annual bonus pursuant to the Bonus Plan of up to 100% of his annual base salary, subject to the attainment of certain performance goals (pro rated for years in which Mr. Ellenbogen is employed for less than twelve months) and will receive a special payment of $250,000 for the first year of the term and $200,000 for the second year of the term. In the event the Company terminates Mr. Ellenbogen's employment for any reason other than cause or Mr. Ellenbogen terminates his employment for good reason, including a Change of Control (as defined in Mr. Ellenbogen's employment agreement), the Company will be required to pay to him, in addition to accrued obligations, up to his annual base salary for the greater of (i) the number of years remaining under his employment agreement and (ii) two years. In addition, any options that Mr. Ellenbogen holds shall become immediately exercisable. In addition, pursuant to Mr. Ellenbogen's employment agreement, one year prior to the expiration of such employment agreement, the Company and Mr. Ellenbogen will enter into good-faith negotiations for a new employment agreement. If the Company fails to offer Mr. Ellenbogen a new agreement with terms no less favorable than as set forth in his current employment agreement, or if such offer is subsequently revoked, the Company will pay to Mr. Ellenbogen two times Mr. Ellenbogen's then-current annual base salary, to be paid either (a) in a lump sum, if approved by the Board of Directors, 30 days after the date of expiration of Mr. Ellenbogen's employment term or (b) as salary continuation for a period of two years following the date of expiration of Mr. Ellenbogen's employment term. Pursuant to his employment agreement with the Company, on August 20, 1996, Mr. Ellenbogen was granted under the 1995 Stock Option Plan an option to acquire 500,000 shares of Common Stock at a per share purchase price equal to the market value of the Common Stock on July 23, 1996. The option has a term of seven years from the date of grant and will become exercisable in five equal parts on the five consecutive anniversaries of the date of grant, subject to acceleration under certain circumstances described in Mr. Ellenbogen's employment agreement. In addition, pursuant to Mr. Ellenbogen's employment agreement, the Company will issue to Mr. Ellenbogen under the 1995 Stock Option Plan additional shares of Common Stock in amounts equal to not less than 25% of the future equity-based incentive compensation awards, if any, granted under the 1995 Stock Option Plan by the Company to its Chairman.

Willa M. Perlman

        On May 28, 1996, the Company entered into a three-year employment agreement with Willa M. Perlman pursuant to which Ms. Perlman serves as President and Publisher of the Children's Publishing Group of Golden Books Publishing. Under her employment agreement, as amended on December 9, 1996, Ms. Perlman is entitled to receive an annual base salary of $350,000 for the first year of the term and $400,000 for the balance of the term. In addition, Ms. Perlman is eligible to receive an annual bonus pursuant to the Bonus Plan of up to 200% of her annual base salary, subject to the attainment of certain performance goals and subject to a guaranteed minimum bonus of $287,700 for the first fiscal year during the term, $300,000 for the second fiscal year during the term and $112,300 for the third fiscal year during the term. In the event the Company terminates Ms. Perlman's employment for any reason other than cause or Ms. Perlman terminates her employment for good reason, the Company will be required to pay to her, in addition to accrued obligations, her then-current annual base salary for the remainder of the term of her employment (to be offset by any new compensation earned over the balance of that period by Ms. Perlman) and any unpaid guaranteed minimum bonus. In addition, any options that Ms. Perlman holds will become immediately exercisable. Pursuant to her employment agreement with the Company, on May 28, 1996, Ms. Perlman was granted under the 1995 Stock Option Plan an option to acquire 75,000 shares of Common Stock at a per share purchase price equal to $14.25. On July 1, 1996, Ms. Perlman was granted an option to purchase an additional 25,000 of Common Stock at a per share purchase price of $12.125 per share. Both options have a term of seven years from the date of grant and will become exercisable in three equal parts on the three consecutive anniversaries of the date of grant, subject to acceleration under certain circumstances described in her employment agreement.

Philip E. Rowley

        On July 1, 1996, the Company entered into a three-year employment agreement with Philip E. Rowley pursuant to which Mr. Rowley serves as Executive Vice President and Chief Financial Officer of the Company and Chief Operating Officer of Golden Books Publishing. Under his employment agreement, Mr. Rowley is entitled to receive an annual base salary of $500,000 for the first year of the term, $625,000 for the second year of the term and $750,000 for the third year of the term. In addition, Mr. Rowley is eligible to receive an annual bonus pursuant to the Bonus Plan of 100% of his annual base salary (pro rated for years in which Mr. Rowley is employed for less than twelve months), subject to the attainment of certain goals and subject to a guaranteed minimum bonus of $250,000 for the first year of the term and $125,000 for the second year of the term. In the event the Company terminates Mr. Rowley's employment for any reason other than cause or Mr. Rowley terminates his employment for good reason, including a Change of Control (as defined in his employment agreement), the Company will be required to pay to him, in addition to accrued obligations, two times his annual base salary, to be paid either (i) in a lump sum, if approved by the Compensation Committee of the Board of Directors, 30 days after the date of such termination or (ii) as salary continuation for a period of two years following the date of such termination. In addition, any options that Mr. Rowley holds shall become immediately exercisable. Pursuant to his employment agreement with the Company, on July 1, 1996, Mr. Rowley was granted under the 1995 Stock Option Plan an option to acquire 300,000 shares of Common Stock at a per share purchase price equal to $12.125. The option has a term of seven years from the date of grant and will become exercisable in three equal parts on the three consecutive anniversaries of the date of grant, subject to acceleration under certain circumstances described in his employment agreement. In addition, pursuant to Mr. Rowley's employment agreement, the Company will grant to Mr. Rowley under the 1995 Stock Option Plan additional options to purchase shares of Common Stock in amounts equal to not less than 25% of the future stock entitlements, if any, granted under the 1995 Stock Option Plan by the Company to its Chairman.

COMPENSATION OF DIRECTORS

        Each non-employee director of the Company is entitled to receive under the 1995 Stock Option Plan on the date that such person first becomes a non-employee director, a non-qualified option to purchase 5,000 shares of Common Stock and, on the date of each subsequent annual meeting of the stockholders of the Company, an option to purchase 3,000 shares of Common Stock, in each case at an exercise price per share equal to the fair market value of the Common Stock on the date of grant. Such options will be fully exercisable on the date of grant and will have a term of ten years. Employee directors receive no additional cash or stock compensation for service on the Board of Directors or its committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal 1996, no executive officer of the Company served as a director of or member of a compensation committee of any entity for which any of the persons serving on the Board of Directors of the Company or on the Compensation Committee of the Board of Directors of the Company is an executive officer.

        From May 8, 1996 through December 28, 1996, the end of the last fiscal year of the Company, Messrs. Diller, Michaels, Thompson and Vogelstein served as members of the Compensation Committee of the Board of Directors. Mr. Diller controls Arrow Holdings LLC, a member of GPH. Mr. Vogelstein is a partner of Warburg, Pincus Ventures, a member of GPH. Mr. Michaels indirectly owns a controlling interest in BVELP. See "Certain Transactions" above for a discussion of the Company's transactions with GPH and BVELP during fiscal 1996.

        Prior to May 8, 1996, the members of the Compensation Committee were Mr. Richard H. Hochman, Ms. Jenny Morgenthau and Mr. Michael A. Pietrangelo. Mr. Pietrangelo served as President and Chief Operating Officer of the Company from July 1989 through April 1990. That Compensation Committee did not meet in fiscal 1996.


                                 REPORT OF THE
                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

        The current Compensation Committee consists entirely of independent outside directors. The Compensation Committee is responsible for establishing the compensation philosophy of the Company, determining the policies associated with stock option programs and management incentive plans, approving the compensation package for the Chief Executive Officer (the "CEO") and approving all stock option awards.

        The Compensation Committee met once during the last fiscal year. Prior to that meeting, compensation-related decisions were limited to approving various employment agreements and were made by the entire Board.

1996 COMPENSATION PROGRAMS

        Executive compensation programs in 1996 consisted of three elements. Base salaries were established in accordance with prevailing salary rates in the publishing and entertainment industries for comparable positions. Annual incentive opportunities were expressed as a percentage of base salary. Actual bonus amounts (with the exception of that of the CEO) were determined either contractually or were based upon the recommendation of the CEO, based on his evaluation of the individual's performance. Stock option awards were made in connection with the recruitment of a new executive. Stock options granted in 1996 generally have an exercise price equal to fair market value on the date of grant, seven-year terms and vest as to one-third of the shares encompassed in such grant on the first anniversary of such grant as to an additional one-third of such shares on the second anniversary of such grant and as to the remaining balance on the third anniversary of such grant.

        In late 1996, the Compensation Committee authorized the commission of a consulting study of the Company's executive compensation programs. In early 1997, the Compensation Committee selected an independent, nationally recognized consulting firm to conduct the study and report to the Compensation Committee on both the competitive positioning of the existing programs and its recommendations for any changes.

CEO COMPENSATION DECISIONS

        As provided by his employment agreement, the CEO's 1996 base salary was established at the rate of $500,000 per year. The CEO's employment agreement was negotiated as part of the GPH Transaction and the Compensation Committee believes that this salary rate is below comparable companies, particularly given the CEO's industry experience, prevailing practice in the publishing and entertainment industries and the magnitude of the task of reversing the Company's performance over recent years.

        Also as provided in his employment agreement, the CEO was eligible for a target bonus of 100% of his base salary, subject to increase to a maximum of 200% of base salary based on performance. In early 1997, the Compensation Committee approved a 1996 bonus for the CEO of $500,000. In approving this bonus, the Compensation Committee took special notice of the CEO's many outstanding achievements during his first full year of employment by the Company, including the recruitment of an outstanding new senior management team, the raising of $115 million through a convertible preferred securities offering, the acquisition of BVELP's assets and subsequent establishment of the Company's Entertainment Group, the establishment of the Company's Adult Publishing Group, completion of Hallmark's equity investment in the Company, the successful negotiation of amended collective bargaining agreements, planning of the new manufacturing facility to be built in 1997, preparing to consolidate New York operations into one facility in 1997, improvements in trade relations, successful negotiation of new licensing agreements and building an exciting new editorial and creative capability resulting in improvements in the Children's Publishing Group's product line.

        As provided in his employment agreement, on May 8, 1996, the CEO was granted an option to purchase 1,113,293 shares of Common Stock with an exercise price of $12.81, which was fair market value on the date of grant. On August 20, the CEO was granted an additional option to purchase 157,796 shares of Common Stock with an exercise price of $12.81, pursuant to the anti-dilution provisions of the CEO's employment agreement with the Company.

TAX CONSIDERATIONS

        Section 162(m) of the Code generally denies a tax deduction to any publicly held corporation for compensation that exceeds $1,000,000 paid to any Named Executive in a taxable year, subject to an exception for "performance-based compensation". The Compensation Committee believes that the deductions for compensation paid to the Named Executives in fiscal 1996 will not be limited by Section 162(m) of the Code.

                        FIVE YEAR PERFORMANCE COMPARISON

STOCK PRICE PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of S & P 500 Companies and an index of Peer Group companies selected by the Company for the five-year period ended December 28, 1996.

                                           [GRAPH]

                       1991         1992          1993          1994         1995          1996
-------------- ------------- ------------ ------------- ------------- ------------ -------------

GBFE                   $100         $140          $129           $64          $53           $75

S & P 500               100          114           133           131          185           172

Peer Group              100          105           113           111          147           180



        The Peer Group is comprised of other publishing and related companies of comparable size, complexity and quality as selected by the Company with the assistance of an outside consultant. The Peer Group consists of the following companies: American Greetings Corporation, Artistic Greetings Inc., Banta Corp., Courier Corporation, Daily Journal Corp. S.C., Gibson Greetings Inc., Intervisual Books Inc., John Wiley and Sons Inc., Pharmaceuticals Marketing Services, Plenum Publishing Corporation, Pulitzer Publishing Co., Scholastic Corporation, Thomas Nelson Inc., Topps Company Inc. and Waverly Incorporated. The following companies, which have previously been included in the Company's Peer Group, are not included because the common stock trading prices for such companies are unavailable: American City Business Journals Inc., Commerce Clearing House, Inc., Multimedia Incorporated, Price Stern Sloan Inc. and United Newspapers Public Ltd. Co. ADR.

        The calculation assumes that $100 was invested at the close of business at December 28, 1991 in the Company's Common Stock, the S & P 500 Index and the selected Peer Group. The total return calculated assumes the reinvestment of dividends. The Company does not pay a dividend on its Common Stock.


                      AMENDMENT TO 1995 STOCK OPTION PLAN
                                  (PROPOSAL 2)

        On July 19, 1995, the Board of Directors adopted, subject to stockholder approval, the 1995 Stock Option Plan to serve as a replacement for the 1986 Employee Stock Option Plan. Stockholders approved the adoption of the 1995 Stock Option Plan at the 1995 Annual Meeting of Stockholders of the Company and subsequently approved certain amendments to the 1995 Stock Option Plan on May 8, 1996 at a Special Meeting of Stockholders.

        On March 11, 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1995 Stock Option Plan to increase the number of shares of Common Stock available for the grant of options by 3,500,000 shares from 2,250,000 to 5,750,000 shares. As of August 20, 1996, the date of the most recent grant of an option under the 1995 Stock Option Plan, options to purchase 2,171,089 shares of Common Stock had already been granted thereunder. In the event that the Compensation Committee so approves and the Company's key executives so elect under the Bonus Plan, the Company expects to issue, pursuant to the Bonus Plan (included as Exhibit A hereto), under the 1995 Stock Option Plan, options to purchase up to 1,800,000 shares of Common Stock in exchange for awards under the Bonus Plan. In addition, following adoption of the amendment to the 1995 Stock Option Plan, the Company intends to amend certain stock options that were granted to key employees other than pursuant to the 1995 Stock Option Plan to provide that such options are granted pursuant to the 1995 Stock Option Plan, and thus conform to the requirements of the 1995 Stock Option Plan. As of March 14, 1997, such options represented, in the aggregate, the right to purchase 682,500 shares of Common Stock.

DESCRIPTION OF THE 1995 STOCK OPTION PLAN

        The 1995 Stock Option Plan currently provides for the issuance of options to purchase up to an aggregate of 2,250,000 shares of Common Stock. The 1995 Stock Option Plan provides for the granting of options intended to qualify as incentive stock options as defined in Section 422 of the Code to key employees of the Company or its subsidiaries, including officers and directors of the Company or its subsidiaries who are also employees, and of non-qualified stock options to such key employees and to non-employee directors and consultants who perform services for the Company or its subsidiaries. The 1995 Stock Option Plan is administered by the Compensation Committee. No person may receive in any one calendar year options to purchase more than 1,500,000 shares of Common Stock.

        The exercise price of incentive stock options granted under the 1995 Stock Option Plan may not be less than the fair market value of the shares at the time the option is granted. The exercise price of non-qualified stock options granted under the 1995 Stock Option Plan may not be less than 85% of the fair market value of the shares at the time the option is granted. An optionee may pay the option price in cash or, if permitted by the Compensation Committee, by delivering to the Company shares of Common Stock that have a fair market value equal to the option price or by delivering to the Company a combination of cash and shares of Common Stock. Shares of Common Stock may not be issued or transferred upon the exercise of an option until the option price is paid in full.

        Options become exercisable over such period, and subject to such terms and conditions, as the Compensation Committee may prescribe, and expire no later than ten years from the date of grant, subject to earlier termination on the optionee's termination of employment or relationship with the Company. The Compensation Committee may accelerate the exercisability of any outstanding stock options at any time. Options are not assignable or otherwise transferable other than by will or the laws of descent and distribution, except that the Compensation Committee may permit transfers by an optionee to his family members. Shares subject to options granted under the 1995 Stock Option Plan that have lapsed or terminated may again be subject to options granted under the 1995 Stock Option Plan. Furthermore, the Compensation Committee may offer to exchange new options for existing options with the shares subject to the existing options again being available for grant under new options.

        The Board of Directors may amend or terminate the 1995 Stock Option Plan at any time; provided, that approval by the stockholders of the Company will be obtained if necessary or desirable to comply with applicable law.

FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES

        For federal income tax purposes, an optionee is not subject to tax upon the grant of an option. If the option is not an incentive stock option, the optionee will generally recognize ordinary income at the time of exercise of the option in an amount equal to the difference between the fair market value of the shares received and the exercise price. Such optionee's basis in any shares acquired upon such exercise will equal their fair market value on the exercise date. A subsequent sale of shares will result in a capital gain or loss equal to the difference between the amount realized and such basis. If the option is an incentive stock option, the optionee will generally not recognize income until the sale of the shares. If the shares are held for the requisite holding periods, all gain on the sale will be treated as long-term capital gain. If the requisite holding periods are not satisfied (a "disqualifying disposition"), then the portion of the gain equal to the difference between the market value of the shares at the time of exercise and the exercise price will generally be treated as ordinary income.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

        The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary income as described above. To the extent an optionee realizes capital gain as described above, the Company will not be entitled to any tax deduction for federal income tax purposes. Therefore, the Company will not be entitled to any tax deduction in connection with incentive stock options with respect to which there is no disqualifying disposition.

        The Company believes that compensation attributable to options granted under the 1995 Stock Option Plan at a price at least equal to the fair market value of the underlying option shares at the date of grant should be treated as performance-based compensation and will not be subject to the limitations contained in Section 162(m) of the Code on the deductibility of non-performance related compensation paid to certain corporate executives in excess of $1 million in any taxable year.


                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                  APPROVAL OF THE ADOPTION OF THE AMENDMENT TO
                           THE 1995 STOCK OPTION PLAN

                           AMENDMENT AND RESTATEMENT
                              OF THE BONUS PLAN
                                 (PROPOSAL 3)

        On January 31, 1996, the Board of Directors adopted, subject to stockholder approval, the Company's Bonus Plan. The stockholders of the Company approved the adoption of the Bonus Plan on May 8, 1996 at a Special Meeting of Stockholders. On March 11, 1997, the Board of Directors adopted, subject to stockholder approval, an amendment and restatement of the Bonus Plan, effective as of January 1, 1997, and with a term of six years, unless extended by the Board of Directors and such extension is approved by the stockholders. The Bonus Plan, as amended and restated, (i) expands the Compensation
Committee's possible methods of calculating performance goals under the Bonus Plan and (ii) allows bonus payments awarded under the Bonus Plan to be exchanged by participants in the Bonus Plan for options, granted under and subject to the 1995 Stock Option Plan, to purchase shares of Common Stock.

DESCRIPTION OF BONUS PLAN

        The text of the Bonus Plan, as amended and restated, is set forth in Exhibit A to this Proxy Statement. The following is intended to be a summary of the terms of the Bonus Plan and does not purport to be a complete statement of the Bonus Plan's terms. The following is subject to and qualified in its entirety by reference to Exhibit A.

        The purpose of the Bonus Plan is to (i) motivate and reward key executives for good performance and (ii) enable the Company to attract and retain executives of the highest caliber and ability. The Company's compensation policy is that employee compensation should vary with Company performance. Thus, a large part of each executive's total cash compensation is tied to performance of the Company by way of the Bonus Plan.

        Individuals eligible for the Bonus Plan include those key employees of the Company who, by virtue of their position, have a demonstrable impact on either the profitability of a major business unit of the Company or upon the overall profitability of the Company. The Bonus Plan is administered by the Compensation Committee, which selects participants in the Bonus Plan based on recommendations of management. The Compensation Committee determines, at or near the start of the applicable year, the amount of the payment (the "Target Award") to be made to each participant if the applicable performance objectives (the "Performance Objectives") established by the Compensation Committee with respect to the participant for the applicable year are achieved. The Compensation Committee determines the Target Award, the related award schedule and the Performance Objectives for Named Executives within 90 days of the beginning of the applicable year. The maximum amount payable to any Named Executive under the Bonus Plan is $2,000,000 in any single year.

         Performance Objectives may consist of financial objectives, individual objectives or a combination of both. However, for Named Executives, Performance Objectives may consist only of financial objectives. Financial objectives for any given year may be expressed in terms of one or more of the following performance measures established by the Compensation Committee: earnings per share; net income; net operating income; pre-tax profit; revenue growth; return on sales; return on profit; return on equity; return on assets; return on investment; total return to shareholders; and cash flow. Financial objectives may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. Individual objectives, if applicable, may be expressed in terms of significant qualitative or quantitative individual goals to be achieved during the applicable year.

        To the extent permitted by the Compensation Committee, in its sole discretion, participants in the Bonus Plan may elect to exchange payments under the Bonus Plan for an option issued under the 1995 Stock Option Plan. For fiscal 1997 only, options issued pursuant to the Bonus Plan shall have a value (determined pursuant to the Black-Scholes method) equal to twice the amount of the Target Award. The option will be subject to such vesting requirements as the Compensation Committee may require pursuant to the terms of the 1995 Stock Option Plan.

        As soon as practicable following the end of each fiscal year, management shall determine each participant's level of achievement of his or her applicable Performance Objectives and the amount of the award payment. In the event that management determines that one or more (but not necessarily all) of a participant's objectives have been clearly and demonstrably exceeded, the participant, unless a Named Executive, may be paid an amount in excess of the portion of the award related to such objectives. The award payments for all participants, including Named Executives, are subject to review and approval by the Compensation Committee.

        If a participant's employment with the Company is terminated by reason of death, Disability or Retirement (in each case, as defined in the Bonus
Plan), the participant will receive a pro rata award payment based on the portion of the applicable year the participant was employed by the Company in an eligible position while the Target Award was outstanding and the degree to which the applicable Performance Objectives were achieved. A participant whose employment with the Company terminates for any other reason will not receive any award payments for the applicable year.

FEDERAL TAX CONSEQUENCES TO PARTICIPANTS

        Cash awards granted to participants pursuant to the Bonus Plan will generally be treated as ordinary income. Any participant who elects to exchange an award under the Bonus Plan for an option will recognize ordinary income, at the time the participant exercises such option, in the amount equal to the difference between the fair market value of the shares received and the exercise price, as described above in Proposal 2.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

        The Company believes that awards granted under the Bonus Plan should be treated as performance-based compensation and will not be subject to the limitations contained in Section 162(m) of the Code on the deductibility of non-performance related compensation paid to certain corporate executives in excess of $1 million in any taxable year. In the case of awards made in the form of options, the Company will generally be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, as described above.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF
                THE AMENDMENT AND RESTATEMENT OF THE BONUS PLAN


               APPROVAL AND RATIFICATION OF INDEPENDENT AUDITORS
                                  (PROPOSAL 4)

        The Board of Directors of the Company has appointed Ernst & Young as the Company's independent auditors for the fiscal year ending December 27, 1997. Ernst & Young was engaged as the Company's independent auditors by management on June 20, 1996 to replace Deloitte & Touche LLP ("Deloitte & Touche") as the independent auditors for the Company. The Deloitte & Touche reports on the Company's consolidated financial statements for the fiscal years ended January 28, 1995 and February 3, 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Since January 30, 1994, the Company has not had any disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make a reference to the subject matter of the disagreements in connection with its report.

        Representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
              FOR THE APPROVAL AND RATIFICATION OF THE APPOINTMENT
                 OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT
             AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 27, 1997


                                 OTHER BUSINESS

        As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. As to other business, if any, that may come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the proxy holder.

                             STOCKHOLDER PROPOSALS

        Any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 1, 1997 for inclusion in the notice of meeting and proxy statement relating to the 1998 Annual Meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and persons who beneficially own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC. Based solely on the Company's review of the copies of the forms it has received and written representations from certain Reporting Persons, the Company believes that all of its Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal 1996, except that one report on behalf of Willa M. Perlman covering one option grant was not filed on a timely basis.

                             AVAILABLE INFORMATION

        Financial statements of the Company, the Company's certified public accountants' report thereon and management's discussion and analysis of the Company's financial condition and results of operations are contained in the Company's 1996 Annual Report to Stockholders (the "Annual Report"), a copy of which has been sent to each stockholder of record along with a copy of this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or a communication by means of which any solicitation is to be made.

        Any exhibit to the Company's Form 10-K for the fiscal year ended December 28, 1996 is available without charge upon request to any holder of shares of Common Stock at the close of business on March 14, 1997. Requests for such documents should be directed to Golden Books Family Entertainment, Inc., 850 Third Avenue, New York, New York 10022,
Attention: Philip Galanes, telephone number (212) 583-6700.

        The Company is subject to the informational requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates by writing to the SEC at 450 Fifth

Street, NW, Washington, D.C. 20549. Such materials can also be inspected at the offices of the National Association of Securities Dealers, Inc., at 33 Whitehall Street, 10th Floor, New York, New York 10004. Additionally, the Company files such reports, proxy statements and other information with the SEC pursuant to the SEC's EDGAR system. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC pursuant to the EDGAR system. The address of the SEC's web site is http://www.sec.gov.

                                             By Order of the Board of Directors


                                             Philip Galanes
                                             Secretary

April 1, 1997


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

                                   EXHIBIT A


                    GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.


                          EXECUTIVE OFFICER BONUS PLAN

                  (AMENDED AND RESTATED AS OF MARCH 11, 1997)


This Plan amends and restates in its entirety the plan previously known as the Western Publishing Group, Inc. Executive Officer Bonus Plan.

Section 1. PURPOSE
The Executive Officer Bonus Plan is intended to increase the profitability of Golden Books Family Entertainment, Inc. and its subsidiaries by providing the opportunity for key executives to earn incentive payments based upon individual achievement and Corporation performance. It is the purpose of the Plan to motivate key executives to the attainment of demanding goals by providing recognition and rewards in the form of incentive awards. The Plan has the further purpose of fulfilling the Corporation's objective of offering a fully competitive total compensation package to its key employees, thus enabling the Corporation to attract and retain executives of the highest caliber and ability.

Section 2.  DEFINITIONS
The following terms used in the Plan are defined as follows:

Award Year--the fiscal year of the Corporation during which Performance Objectives must be achieved by the Participant.

Board of Directors--the Corporation's Board of Directors.

CEO--the Chief Executive Officer of the Corporation.

Code--the Internal Revenue Code of 1986, as amended.

Committee--the Compensation Committee, or a special subcommittee thereof, of the Board of Directors. The Committee shall be composed solely of two or more "outside directors" as defined in the regulations under Section 162(m) of the Code.

Corporation--Golden Books Family Entertainment, Inc. and its subsidiaries.

Covered Employee--a key executive as contemplated by the regulations under
Section 162(m) of the Code.

Disability--means eligibility for disability benefits under the terms of the Corporation's Long-Term Disability Plan in effect at the time the Participant becomes disabled.

Management--the CEO and such other member of the Corporation management as the CEO may from time to time designate to take action with respect to the Plan.

Option--an option, granted under and subject to the Stock Option Plan, to purchase shares of common stock, par value $.01 per share, of the Corporation.

Participant--a key executive of the Corporation whose decisions and actions significantly affect the Corporation's growth and profitability and who receives an award opportunity under the Plan as determined by the Committee.

Performance Objectives--significant financial or individual objectives to be achieved by the Participant during the Award Year and upon which the percentage or payment of the Target Award shall be based.

Plan--the Corporation's Executive Officer Bonus Plan.

Retirement--means termination of employment with the Corporation on or after age 65.

Stock Option Plan--the Corporation's 1995 Stock Option Plan, as amended from time to time.

Target Award--the payment that shall be made to the Participant if the Participant's Performance Objectives are achieved during the applicable Award Year, provided, however, that, to the extent and in the manner permitted by the Committee in its sole discretion, the Participant may elect to receive all or a portion of such payment in the form of an Option.

Section 3.  EFFECTIVE DATE
Subject to compliance with all applicable legal requirements, the Plan, as amended and restated, shall be effective as of January 1, 1997, subject to the approval by shareholders of the Corporation at the 1997 Annual Meeting. The 1997 calendar year shall be the first Award Year of the Plan. No future awards shall be granted subsequent to the 2002 Award Year unless the Plan is extended by the Board of Directors and such extension is approved by the shareholders.

Section 4.  ADMINISTRATION
The Committee shall be responsible for the implementation and administration of the Plan. No Committee member shall be eligible for a Target Award under the Plan while serving as a Committee member. The Committee's functions shall include, but not be limited to: (i) interpretation of the Plan (which interpretation shall be final and binding, unless otherwise determined by the Board of Directors) and establishment of the rules and regulations governing Plan administration; (ii) selection of Participants; (iii) determination of Target Awards; (iv) approval of Performance Objectives; (v) determination of the degree of the attainment of the Performance Objectives; and (vi) determination of the size of individual awards and payments to

Participants. In reaching its decisions, the Committee shall consider recommendations made by Management. The Committee may, in discharging its responsibilities under the Plan, delegate such duties to officers or other employees of the Corporation as it deems appropriate, with the exception of decisions which affect the Covered Employees. In addition, the Committee is authorized to use the services of the Corporation's accounting department and/or independent auditors to determine the level of achievement of Performance Objectives, subject to the certification of the Committee with respect to the achievement of the Performance Objectives for the Covered Employees.

Section 5.  ELIGIBILITY
The Committee shall select Participants based on recommendations of Management. Selection as a Participant shall be limited to those key employees of the Corporation who, by virtue of their positions, have a demonstrable impact on either the profitability of a major business unit of the Corporation, or upon the overall profitability of the Corporation. No Committee member shall be eligible to be a Participant while serving as a Committee member, but a director of the Corporation who is also a full-time employee, but not a member of the Committee, shall be eligible to be a Participant. No Participant or employee of the Corporation shall have any right to be awarded any Target Award of actual payment under the Plan.

Section 6.  TARGET AWARD
The amount of the Target Award for each Participant shall be determined by the Committee at or near the start of the applicable Award Year based upon Management's recommendation. For Covered Employees, the Target Award, the related award schedule and the Performance Objective(s) shall be established within 90 days of the beginning of the Award Year. Notwithstanding the foregoing, to the extent and in the manner permitted by the Committee in its sole discretion, the Target Award may be exchanged for an Option. For the 1997 Award Year only, options issued pursuant to the Plan shall have a value (determined pursuant to the Black-Scholes method) equal to twice the amount of the Target Award elected to be exchanged by the Participant, which option shall be subject to such vesting requirements as the Committee may require pursuant to the terms of the Stock Option Plan.

Section 7.  PERFORMANCE OBJECTIVES
Performance Objectives for each Participant shall be established as provided in this section at demanding levels so that their achievement reflects commendable performance by the Participant. The Performance Objectives may consist of Financial Objectives, Individual Objectives or a combination of Financial and Individual Objectives. With respect to Covered Employees, the Performance Objectives shall consist of Financial Objectives only. Financial and Individual Objectives are defined as follows:

        (i) Financial Objectives--Financial Objectives shall be expressed in terms of one or more of the following performance measures established by the Committee for each year: earnings per share, net income, net operating income, pre-tax profit, revenue growth, return on sales, return on profit, return on equity, return on assets, return on investment, total return to shareholders, and cash flow, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. At the same time, a "range" of achievement for financial objectives ranging from "zero" to "target" (100% of Target Award relating to Financial Objectives) to "maximum" (200% of Target Award relating to Financial Objectives) shall be established. The Committee shall have the authority to alter or adjust Financial Objectives during the course of an Award Year, or to alter or adjust the financial results otherwise reported or achieved by the Corporation during such Award Year, if it is deemed appropriate to do so, except with respect to the Covered Employees who are subject to the terms of the last sentence of
               Section 9(ii).

        (ii) Individual Objectives--Individual Objectives, if appropriate for a Participant, shall be expressed in terms of significant qualitative or quantitative individual goals to be achieved during the Award Year. Individual Objectives usually shall be established jointly by the Participant and the Participant's immediate superior, subject to approval by the CEO, or his delegate. Individual Objectives for all Participants shall be reviewed by the Committee for consistency with overall Corporate goals and individual equity. A Participant's Individual Objectives may be altered or amended during an Award Year, if necessary, to properly reflect changed business conditions and priorities, subject to approval by the CEO or his delegate.


Section 8.  NOTICE OF AWARD
Except as may otherwise be determined by the Committee, a Participant shall be notified in writing as soon as practicable after the start of the Award Year of the amount of the Participant's Target Award and the applicable Performance Objectives.

Section 9.  AWARD DETERMINATION
As soon as practicable following the completion of each Award Year, the level of achievement of Performance Objectives for each Participant and the amount of the Award payment shall be determined by Management and, with respect to Covered Employees, approved by the Committee. The Award payments for all Participants, including the Covered Employees, are subject to review and approval by the Committee. The level of achievement of the Performance Objectives shall be determined in the following manner:

        (i) Financial Objectives--For performance at or below the "zero" level of achievement, there shall be no payment. Performance between the "zero" level of achievement and the "target" level shall result in a payment in accordance with the established range of achievement payment schedule. Performance between the "target" and the "maximum" level of achievement shall result in a payment in accordance with the established range of achievement payment schedule.

        (ii) Adjustments in Financial Calculations--Except as provided below with respect to Covered Employees, the Committee in its sole discretion has the authority to effect adjustments from time to time in connection with determining the degree of achievement of the Financial Objectives for the Corporation or a business unit of the Corporation for the applicable year in question, and to make any other determinations, as it deems equitable, fair or advisable for the purpose of ascertaining the amount of any payments under this Plan. With respect to Covered Employees, the Committee shall have no discretion to increase, but may decrease, the amount of an award payable based upon the range of achievement of the Financial Objectives established under Sections 6 and 7 hereof.

                (iii) Individual Objectives--The attainment of Individual
               Objectives shall be determined by the Participant's superior, subject to review by Management and by the Committee for consistent and equitable evaluations and judgments.

                (iv) Actual Awards--The sum of the award based on achievement of Financial Objectives and, if applicable, Individual
               Objectives.

                (v) Maximum Awards--Where one or more objectives (but not
               necessarily all) have been clearly and demonstrably exceeded, a Participant (other than a Covered Employee) may be paid an amount in excess of the portion of the award related to such objectives. The maximum award payable to any Covered Employee for any Plan year is $2,000,000.


Section 10.  PAYMENT OF AWARDS
Award payments shall be made, less required tax and applicable benefits withholdings, as soon as practicable after the determination and the final approval of such payments as provided in Section 9; provided, however, that no payments shall be made to the extent that Awards have been exchanged for an Option as provided in Section 6.

Section 11.  TERMINATION OF EMPLOYMENT
Upon the termination during an Award Year of a Participant's employment by the Corporation by reason of death, Disability or Retirement, the Participant (or the Participant's designated beneficiary or estate in the absence of a surviving designated beneficiary) shall receive a pro rata Award payment based on the portion of the Award Year the Participant was employed by the Corporation in an eligible position while the Target Award was outstanding and the degree to which during such Award Year the Performance Objectives were achieved. A Participant whose employment with the Corporation terminates during an Award Year for any other reason shall not be eligible for any payment of an Award for such Award Year. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Corporation.

Section 12.  AMENDMENT, SUSPENSION OR TERMINATION OF PLAN
The Board of Directors may at any time based upon a recommendation by the Committee, amend, suspend, or terminate the Plan, except that, without approval of the shareholders, the Board of Directors may not change (i) the performance measures in Section 7(i) with respect to Covered Employees, (ii) the individuals or class of individuals eligible to participate in the Plan or
(iii) the maximum amount payable to a Covered Employee under the Plan.

Section 13.  NON-ASSIGNMENT OF RIGHTS
A Participant's Target Award may not be assigned or transferred, and is not subject to attachment, garnishment, execution or other creditor's processes. In the event of a Participant's death, the payment of the Award as provided in the Plan, if any, shall be made to the Participant's designated beneficiary, or estate in the absence of a surviving beneficiary.

Section 14.  COSTS OF PLAN
The expenses incurred in administering the Plan, including any Committee fees, charges by the Corporation's independent auditors or other costs, shall be borne by the Corporation.

Section 15.  CHANGE OF CONTROL

In the event of a Change of Control of the Corporation, then immediately after such event becomes effective (the "Effective Date"), the Corporation shall pay to each Participant the pro rata amount of said participant's Target Award for said Award Year, determined solely by the ratio which the number of calendar quarters during which the award had been outstanding (including the calendar quarter in which the Change of Control occurred) bears to four (4).

For purposes of this Plan, the term "Change of Control" shall mean any of the following events:

        (i) The acquisition (other than from the Corporation) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, the Corporation, its subsidiaries or any employee benefit plan of the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; or

        (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

         Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Corporation or of the sale of all or substantially all of the assets of the Corporation.

Section 17.  GOVERNING LAW

The validity, construction, interpretation, administration and effect of the Plan, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.